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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Rockwell Collins, Inc. (formerly named New Rockwell Collins, Inc.) on Form S-3 (Registration No. 333-63142) for the Rockwell Collins, Inc. 2001 Stock Option Plan (the "Plan"), of our report dated May 30, 2001 on the statement of assets and liabilities of Rockwell Collins as of September 30, 2000 and 1999 and the related statements of operations, cash flows and changes in Rockwell International Corporation's invested equity and comprehensive income for each of the three years in the period ended September 30, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph noting that Rockwell Collins had not previously operated as a stand-alone company during the periods presented) and our report dated April 12, 2001 on the balance sheet of New Rockwell Collins, Inc. as of April 10, 2001 appearing in Amendment No. 3 to the Registration Statement on Form 10 (File No. 001-16445) of Rockwell Collins, Inc. (formerly named New Rockwell Collins, Inc.). We also consent to the reference to us under the heading "Experts" in the prospectus for the Plan which is part of this Registration Statement.



DELOITTE & TOUCHE LLP



Chicago, Illinois


July 2, 2001